Exhibit 23.1
     Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the French Employee Savings Plan, as amended, the 2004 International Employee Stock Purchase Plan, as amended, and the Stock Subscription Warrants, of our reports dated March 14, 2005 with respect to the consolidated financial statements and schedule of Business Objects S.A. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Business Objects S.A. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Business Objects S.A., filed with the Securities and Exchange Commission.

San Jose, California	/s/ Ernst & Young LLP
August 9, 2005